Cellectar Biosciences Appoints Chad J. Kolean Chief Financial Officer

MADISON, Wis., May 29, 2014, – Cellectar Biosciences, Inc. (OTCQX: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, today announced the appointment of Chad J. Kolean as chief financial officer, effective May 28, 2014. Mr. Kolean brings more than 25 years of experience to Cellectar, including extensive operational and financial experience with global publicly- and privately-held companies. Mr. Kolean will report directly to Dr. Simon Pedder, president and chief executive officer of Cellectar.

Mr. Kolean replaces Ms. Joanne M. Protano, who, as previously announced, is departing as the Company's chief financial officer following the relocation of its principal executive offices to Madison, WI.

Mr. Kolean most recently served as CFO for Pioneer Surgical Technology, Inc., a global manufacturer and distributor of spinal, biological and orthopedic implants acquired by RTI Biologics in July 2013. From 2010 until its merger in 2011 with Accuray, Inc., Mr. Kolean served as corporate controller for Tomotherapy, Inc., a publicly traded global leader in developing and manufacturing innovative radiation oncology equipment. From 2001 through 2008, Mr. Kolean held multiple leadership positions of increasing responsibility at Metavante Corporation, a provider of banking and payments technologies and services to financial institutions, businesses and individual consumers worldwide. He brings additional financial and operational leadership experience from companies including Snap-On Inc., Herman Miller and Kaydon Corporation. Mr. Kolean began his career at Arthur Andersen LLP, where he practiced as a certified public accountant.

“Chad is extremely well qualified to serve as CFO,” said Dr. Simon Pedder, president and chief executive officer of Cellectar. “His deep leadership experience will be a strong complement to our executive team and will be a valuable asset as we continue to drive our strategic and operational transformation.”

"Joanne has done a tremendous job during her tenure with the Company and, on behalf of Cellectar, I would like to thank her for contributions as a senior member of our leadership team and wish her well in all of her future endeavors," continued Dr. Pedder.

Commenting on his appointment, Mr. Kolean said, “Cellectar has made tremendous progress under Simon’s leadership. I look forward to joining this talented team and contributing to the company’s next phase of growth.”

Mr. Kolean earned his B.A. Business Administration and Finance from Hope College.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results have been submitted to the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.